EXHIBIT 99.1
News
For Immediate Release August 14, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. TO ACQUIRE REFRACTORIES BUSINESS IN TURKEY
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NEW YORK, August 14—Minerals Technologies Inc (NYSE: MTX) announced today that its wholly owned subsidiary, Minteq International Inc. has signed an agreement, subject to successful completion of due diligence, to acquire ASMAS, an Istanbul-based Turkish producer of refractories. The terms of the agreement were not disclosed.

        Both Minteq International and ASMAS are producers of monolithic refractories, which are used primarily by the steel industry to protect the interior of steel-making vessels and molten metal handling equipment from extremely high temperatures.

        ASMAS reported net sales of $20 million in 2005. The refractories segment of Minerals Technologies Inc. reported sales in 2005 of $328 million.

        "We believe the refractories business of ASMAS provides an excellent fit with our own refractories business," said Paul R. Saueracker, chairman, president and chief executive officer of Minerals Technologies. "We expect the transaction will be completed in the fourth quarter of 2006 and that the acquisition will be accretive to earnings per share in 2007. It offers an attractive option for Minteq to increase its ability to service the rapidly growing steel industries in Eastern Europe and the Middle East."

        Alain F. Bouruet-Aubertot, senior vice president and managing director of Minteq International Inc., said: "The acquisition of ASMAS, with its own kilns and sources of magnesite, represents an opportunity for vertical integration, which will enhance Minteq's ability to offer its state-of-the-art refractory technology to steel industry customers in the Middle East and Eastern Europe through an attractive delivered cost position."

        Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales on $995.8 million in 2005.

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This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com